Exhibit 99.1

Tuesday, April 24, 2007	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $4.4 Million in First Quarter Earnings

Oak Ridge, NJ – April 24, 2007 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported first quarter Net Income of $4.4 million, compared to $4.7 million for the same period in 2006. Earnings Per Share of $0.20 compared to $0.21 for the first quarter of 2006. Annualized Return on Average Assets was 0.78% and Annualized Return on Average Equity was 8.90% for the first quarter of 2007.

Lakeland Bancorp previously announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on May 15, 2007 to holders of record as of the close of business on April 30, 2007.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “We are pleased to report a 19 basis point increase in our Net Interest Margin from the fourth quarter of 2006. This improvement was due to an increase in the yield of interest-earning assets resulting from an improved asset mix from strong loan demand, as well as the stabilizing of our liability costs.”

Earnings

Net Interest Income

Net interest income for the first quarter of 2007 was $17.1 million, or 3% higher than the $16.5 million earned in the first quarter of 2006. Net interest margin at 3.46% equaled the first quarter of 2006, but improved 19 basis points from the fourth quarter net interest margin of 3.27%. The Company’s yield on interest-earning assets increased 66 basis points to 6.41% in the first quarter of 2007 from 5.75% for the same period last year. The cost of interest-bearing liabilities increased 75 basis points to 3.43% in the first quarter of 2007 from 2.68% for the first quarter of 2006. The increase in yields for both interest- earning assets and interest-bearing liabilities

-continued-

reflects the rising interest rate environment. The increased yield on assets also reflects improved asset mix, with loans representing 78% of interest-earning assets, up from 66% as of March 31, 2006. The increased liability cost was also due to an increase in higher yielding municipal and time deposits.

Noninterest income

Total noninterest income, exclusive of gains on sale of securities, was $4.2 million in the first quarter of 2007, which compared to $4.4 million in the first quarter of 2006. Gains on the sale of securities were $78,000 in the first quarter of 2006 as compared to no gains for the same period in 2007. Included in noninterest income in the first quarter of 2006 was a $362,000 gain on the sale of an office building. In the first quarter of 2007, we showed a similar gain on the sale of a branch office of $319,000. Commissions and fees decreased by $115,000 to $779,000, primarily due to reduced loan fees, while gains on sales of leases decreased by $40,000 to $141,000.

Noninterest expense

Noninterest expense for the first quarter of 2007 was $14.3 million, which was $511,000 or 4% higher than the same period last year. Salary and employee benefit expenses increased by $524,000 to $8.2 million. This increase was primarily due to an increase in commission expense to employees due to increased volumes, increased staffing levels, as well as normal salary and benefit increases. Occupancy, furniture and equipment expenses increased by $100,000, or 4%, to $2.7 million. The remaining noninterest expense categories decreased by $113,000, or 3% in the first quarter of 2007, as compared to the same period last year. Categories which showed reduced expenses included miscellaneous losses and consulting fees, which decreased by $114,000 and $61,000, respectively. The bank’s efficiency ratio was 64.5% in the first quarter of 2007.

Financial Condition

At March 31, 2007, total assets were $2.28 billion. Total loans were $1.65 billion, up $64.2 million, or 4% from $1.59 billion at year-end. Included in this increase were leasing loans, commercial loans and residential mortgage loans, which increased by $34.2 million, $19.8 million, and $12.5 million, respectively. Total deposits were $1.87 billion, an increase of $9.3 million from December 31, 2006. The loan-to-deposit ratio on March 31, 2007 was 88.2%, as compared to 76.5 % on March 31, 2006. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.35 billion and represented 72% of total deposits at March 31, 2007.

Asset Quality

At March 31, 2007, non-performing assets totaled $6.2 million (0.27% of total assets). The Allowance for Loan and Lease Losses totaled $13.9 million at March 31, 2007 and represented 0.84% of total loans. During the first quarter of 2007, the Company had net charge-offs of $128,000 (annualized 0.03% of total loans) compared to $271,000 (annualized 0.08% of total loans) during the first quarter of 2006. The Allowance for Loan and Lease Losses at March 31, 2007 was 223% of non-performing loans, as compared to 289% at March 31, 2006.

-continued-

Capital

Stockholders’ equity was $203.3 million and book value per common share was $9.20 as of March 31, 2007. As of March 31, 2007, the Company’s leverage ratio was 7.76%. Tier I and total risk based capital ratios were 10.02% and 10.85%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein

Non-GAAP Financial Measures

The attached table refers to a performance measure, return on tangible equity, which has been determined by methods other than in accordance with GAAP. “Return on tangible equity” is defined as net income as a percentage of average total equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The disclosure of return on tangible equity should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of this non-GAAP performance measure.

	For the three months ended March 31,
	2007	2006
Annualized Return on average equity	8.90%	10.00%
Annualized Effect of intangible equity	7.64%	9.60%
Annualized Return on tangible equity	16.54%	19.60%

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended March 31,
	2007	2006
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$17,089	$16,548
Provision for Loan and Lease Losses	625	332
Noninterest Income (excluding investment security gains)	4,221	4,399
Gain on sales of investment securities	—	78
Noninterest Expense	14,304	13,793

Pretax Income	6,381	6,900
Tax Expense	2,011	2,208

Net Income	$4,370	$4,692

Basic Earnings Per Share*	$0.20	$0.21
Diluted Earnings Per Share*	$0.20	$0.21
Dividends per share*	$0.10	$0.095
Weighted Average Shares - Basic*	22,079	22,108
Weighted Average Shares - Diluted*	22,205	22,293

SELECTED OPERATING RATIOS
Annualized Return on Average Assets	0.78%	0.86%
Annualized Return on Average Equity	8.90%	10.00%
Annualized Return on Tangible Equity **	16.54%	19.60%
Annualized Return on Interest Earning Assets	6.41%	5.75%
Annualized Cost of funds	3.43%	2.68%
Annualized Net interest spread	2.98%	3.07%
Annualized Net interest margin	3.46%	3.46%
Efficiency ratio ***	64.45%	62.76%
Stockholders’ equity to total assets	8.90%	8.74%
Book value per share*	$9.20	$8.58

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans	0.03%	0.08%
Ratio of allowance to total loans	0.84%	0.98%
Non-performing loans to total loans	0.38%	0.34%
Non-performing assets to total assets	0.27%	0.21%
Allowance to non-performing loans	223.37%	288.70%

SELECTED BALANCE SHEET DATA AT PERIOD-END

	3/31/2007	12/31/2006
Loans and Leases	$1,649,895	$1,585,716
Allowance for Loan and Lease Losses	13,927	13,454
Investment Securities	405,380	423,347
Total Assets	2,283,907	2,263,573
Total Deposits	1,869,949	1,860,627
Short-Term Borrowings	58,865	41,061
Long-Term Debt	138,008	148,413
Stockholders’ Equity	203,306	199,500

SELECTED AVERAGE BALANCE SHEET DATA

	For the quarter ended
	3/31/2007	3/31/2006
Loans and Leases, net	$1,602,689	$1,317,631
Investment securities	418,325	673,048
Interest-Earning Assets	2,053,227	2,001,281
Total Assets	2,266,520	2,207,700
Core Deposits	1,348,497	1,329,022
Time Deposits	513,383	454,104
Total Deposits	1,861,880	1,783,126
Short-Term Borrowings	49,036	122,420
Long-Term Debt	84,927	43,335
Subordinated Debentures	56,703	56,703
Total interest-bearing liabilities	1,763,517	1,715,216
Stockholders’ Equity	199,055	190,326

*	Retroactively adjusted for 5% stock dividend payable on August 16, 2006 to shareholders of record July 29, 2006.
**	This ratio is a Non-GAAP Financial Measure: an explanation and reconciliation are presented elsewhere in this press release.
***	Represents non-interest expense, excluding other real estate expense and core deposit amortization , as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$33,359	$47,888
Federal funds sold and interest-bearing deposits due from banks	21,963	32,076

Total cash and cash equivalents	55,322	79,964

Investment securities available for sale	262,460	280,509
Investment securities held to maturity; fair value of $141,099 in 2007 and $140,564 in 2006	142,920	142,838
Loans:
Commercial	805,949	786,152
Leases	230,750	196,518
Residential mortgages	300,491	288,008
Consumer and home equity	312,705	315,038

Total loans	1,649,895	1,585,716
Deferred fees	5,956	5,928
Allowance for loan and lease losses	(13,927)	(13,454)

Net loans	1,641,924	1,578,190
Premises and equipment - net	31,407	32,072
Accrued interest receivable	8,293	8,509
Goodwill	87,111	87,111
Other identifiable intangible assets	4,646	4,942
Bank owned life insurance	37,089	36,774
Other assets	12,735	12,664

TOTAL ASSETS	$2,283,907	$2,263,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$302,640	$303,558
Savings and interest-bearing transaction accounts	1,047,400	1,054,190
Time deposits under $100,000	295,253	293,308
Time deposits $100,000 and over	224,656	209,571

Total deposits	1,869,949	1,860,627
Federal funds purchased and securities sold under agreements to repurchase	58,865	41,061
Long-term debt	81,305	91,710
Subordinated debentures	56,703	56,703
Other liabilities	13,779	13,972

TOTAL LIABILITIES	2,080,601	2,064,073

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 23,563,463 at March 31, 2007 and December 31, 2006	241,797	242,661
Accumulated Deficit	(14,853)	(17,526)
Treasury stock, at cost, 1,457,154 shares at March 31, 2007 and 1,506,141 at December 31, 2006	(21,066)	(22,565)
Accumulated other comprehensive income	(2,572)	(3,070)

TOTAL STOCKHOLDERS’ EQUITY	203,306	199,500

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,283,907	$2,263,573

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended March 31,
	2007	2006
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$27,276	$21,098
Federal funds sold and interest bearing deposits with banks	408	101
Taxable investment securities	3,637	5,742
Tax exempt investment securities	786	1,012

TOTAL INTEREST INCOME	32,107	27,953

INTEREST EXPENSE
Deposits	12,464	8,639
Federal funds purchased and securities sold under agreement to repurchase	524	1,299
Long-term debt	2,030	1,467

TOTAL INTEREST EXPENSE	15,018	11,405

NET INTEREST INCOME	17,089	16,548
Provision for loan and lease losses	625	332

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	16,464	16,216

NONINTEREST INCOME
Service charges on deposit accounts	2,517	2,543
Commissions and fees	779	894
Gain on the sales of investment securities	0	78
Income on bank owned life insurance	317	299
Lease income	141	181
Other income	467	482

TOTAL NONINTEREST INCOME	4,221	4,477

NONINTEREST EXPENSE
Salaries and employee benefits	8,157	7,633
Net occupancy expense	1,520	1,433
Furniture and equipment	1,165	1,152
Stationery, supplies and postage	400	412
Legal fees	132	172
Marketing expense	391	411
Amortization of core deposit intangibles	298	303
Other expenses	2,241	2,277

TOTAL NONINTEREST EXPENSE	14,304	13,793

INCOME BEFORE PROVISION FOR INCOME TAXES	6,381	6,900
Provision for income taxes	2,011	2,208

NET INCOME	$4,370	$4,692

EARNINGS PER COMMON SHARE
Basic	$0.20	$0.21

Diluted	$0.20	$0.21

DIVIDENDS PER SHARE	$0.10	$0.095